Exhibit 99.1

news

Contact:
Brad Allen
Imation Corp.
651.704.5818
bdallen@imation.com

Imation Reports Strong Q2 Results

Data Storage Revenue Up 10.7%, Hits $301.5 Million
E.P.S. from Continuing Operations Rises to $0.46
Company Increases Full Year Operating Income Outlook
to a Range of $93 to $98 Million Driven by First Half Momentum

OAKDALE, MN (July 20, 2005) — Imation Corp (NYSE:IMN) today released financial results for the second quarter ending June 30, 2005. Highlights for the quarter include:

•	Revenue grew 10.7 percent over Q2 2004 to $301.5 million with a gross profit margin of 25.0 percent of revenue.

•	Operating income was $23.8 million, or 7.9 percent of revenue.

•	Fully diluted E.P.S. from continuing operations was $0.46.

•	Cash flow from operations totaled $14.1 million and total cash and liquid investments totaled $446.1 million.

•	The previously announced sale of the Specialty Papers (SP) business segment closed June 30, 2005. The Company recognized a $4.6 million after-tax gain on the transaction and received $16 million in cash in the quarter. (Results for SP for the current and prior periods, including the gain on the sale, have been reported as discontinued operations in accordance with the applicable accounting rules.)

A teleconference is scheduled for 9:00 a.m. Central Daylight Time today, July 20, 2005. The call-in number is 888-639-6218. (See webcast and replay information at the bottom of this release).

     Bruce Henderson, Imation chairman and CEO, said: “Strong revenue growth and solid gross margins contributed to the very positive second quarter performance, reinforcing our confidence in the full year. Optical media products continue to contribute as we benefit from growth in our Global Data Media joint venture and DVD formats. We also experienced solid growth in flash media and LTO mid-range tape products. We continue to benefit from increased utilization of our new Tera Ångstrom tape coating facility.”

     “Early this month, we launched a 2Gb USB Micro Hard Drive, expanding Imation’s innovative product portfolio to now include removable hard drives. We also continue to win significant new customers, in both retail and business-to-business channels, which we believe will benefit Imation in the future. With the sale of our Specialty Papers business, we are 100 percent focused on leadership in the data storage industry as Imation enters its 10th year.”

     “In summary, we are very pleased with the continued momentum we’ve seen in the business, now for three quarters in a row. We saw over ten percent revenue growth in the quarter, solid 25 percent gross margins, continued cost control benefits from our restructuring program and good cash flows including some planned increases in inventory...all of which give us increased confidence in the full year outlook as reflected in our increased operating income guidance.”

Second Quarter 2005 Financial Highlights
(Adjusted to reflect the reclassification of SP as a discontinued operation)

(dollars in millions, except for per share amounts)

	Q2 05	Q2 04	YTD 05	YTD 04
Net Revenue	$301.5	$272.3	$616.5	$598.6
Gross Profit	$75.2	$67.1	$157.5	$157.2
% of Revenue	25.0%	24.6%	25.6%	26.3%
SG&A	$38.0	$41.5	$76.4	$85.6
% of Revenue	12.6%	15.2%	12.4%	14.3%
R&D	$13.4	$14.5	$26.0	$29.6
% of Revenue	4.5%	5.3%	4.2%	4.9%
Restructuring Charge	$0.0	$3.1	$0.0	$3.1
Operating Income	$23.8	$8.0	$55.1	$38.9
% of Revenue	7.9%	2.9%	8.9%	6.5%
Income from Continuing Operations (after tax)	$15.8	$5.9	$46.6	$26.0
Diluted Earnings per Share from Continuing Operations	$0.46	$0.16	$1.36	$0.72
Operating Cash Flows	$14.1	$5.9	$26.0	$30.1

	% Y-o-Y Change
	Q2 05 vs Q2 04	YTD 05 vs 04
Net Revenue	10.7%	3.0%
Gross Profit	12.1%	0.2%
SG&A	-8.4%	-10.7%
R&D	-7.6%	-12.2%
Operating Income	197.5%	41.6%
Income from Continuing Operations (after tax)	167.8%	79.2%
Diluted Earnings per Share from Continuing Operations	187.5%	88.9%

     Net Revenue: Total company revenue of $301.5 million for the quarter represented a 10.7 percent increase over $272.3 million in revenue from the second quarter of the prior year. For the six month period ended June 30, 2005 revenue was $616.5 million, up 3.0 percent from revenue of $598.6 million for the comparable period in the prior year.

     Gross Margin: Gross margin of 25.0 percent of revenue for the second quarter 2004, is compared to 24.6 percent last year and 26.1 percent in the first quarter of 2005. In Q2 of last year, the Company recorded inventory-related charges of $9 million, negatively impacting gross margin in that period. The year over year improvement in gross margin was primarily due to these charges in 2004, higher optical gross margins and factory utilization, offset in part by product mix. The sequential decline from Q1 2005 was driven by somewhat lower margins associated with optical products.

     Operating Expenses: Selling, general and administrative spending of $38.0 million is compared to $41.5 million from the comparable quarter a year ago and research and development spending of $13.4 million is compared to $14.5 million for Q2 2004. These declines were driven primarily by cost reduction actions taken at the end of 2004 as well as a refocusing of resources, particularly for higher priority projects within the R&D organization.

     Operating Income: Operating income for the quarter was $23.8 million, an increase of $15.8 million from operating income of $8.0 million for the second quarter of 2004. Operating income for the first six months of 2005 was $55.1 million, up $16.2 million from the $38.9 million of the comparable period a year ago. The Q2 and first half operating income a year ago was negatively impacted by the inventory-related charge, discussed above, and a $3.1 million restructuring charge, primarily related to the planned closure of our Tucson manufacturing plant before the end of the current year.

     Non-Operating Income/Expense, Taxes and Earnings per Share: Net non-operating income was $1.0 million for the second quarter compared to net non-operating expense of $0.3 million for the second quarter of 2004. The Company’s tax rate during the quarter was approximately 36 percent. Diluted earnings per share from continuing operations totaled $0.46 in Q2 2005 as compared with $0.16 for the comparable period in 2004.

     Discontinued Operations: Second quarter results in discontinued operations include an after tax gain of $4.6 million resulting from the sale of the Specialty Papers business segment in the quarter. Fully diluted E.P.S. including discontinued operations was $0.62 in the quarter and $1.54 for the first six months of 2005, which included $0.16 and $0.18 from discontinued operations for the respective periods.

     Cash flow, working capital and balance sheet: Cash generated from operations totaled $14.1 million for the quarter, despite an increase in inventory. For the six month period ended June 30, 2005, operating cash flows were $26.0 million. Inventory at the end of the second quarter totaled $165.4 million, an increase of $20.9 million or eight days of inventory supply from first quarter, to 68 days. This increase was due primarily to two factors. The Company began to service a new large retail customer, who will be coming on stream with a full product offering in the second half of 2005. In addition, as the Company prepares to close the Tucson manufacturing facility, it is building inventory of some legacy chrome-based tape products which it anticipates selling over time. Days sales outstanding remained flat sequentially at 46 days.

     Capital spending was $6.0 million and depreciation and amortization totaled $9.9 million during the quarter. In addition, the second quarter included $16.0 million in cash received from the sale of Specialty Papers. Dividend payments totaled $4.1 million in the quarter and $7.5 million for the first six months of 2005. The Company repurchased 25,200 shares in the quarter for $0.9 million. Year to date, the Company has repurchased 453,300 shares for a total of $15.8 million and has remaining authorization for the repurchase of 3.3 million shares.

     At quarter end, $35.6 million of the Company’s cash was invested in high quality interest bearing securities with maturities greater than 90 days and thus classified in other current assets. Ending cash and equivalents of $410.5 million, plus these investments, totaled $446.1 million at the end of Q2 compared with $430.5 million at the end of the first quarter. The increase was driven primarily by cash received from the sale of the Specialty Papers business as well as cash from operations.

Business Outlook

     The basis of the Company’s business outlook is on continuing operations only and is subject to the risks and uncertainties described below.

•	Total company revenue for the full year 2005 is targeted to grow between 3 and 5 percent or to a range of $1.21 billion and $1.23 billion.

•	Full year 2005 operating income is targeted between $93 million and $98 million. The Company’s previous guidance was $87 million to $92 million which included approximately $7 million of operating income associated with the Specialty Papers business. Excluding any contribution from Specialty Papers, this represents an increase of approximately $13 million in the Company’s operating income outlook over previous guidance. In 2004, the Company’s operating income (without Specialty Papers) of $44.6 million included charges of $25.2 million from restructuring and other items. Thus, full year 2005 operating income is estimated to grow between 33 and 40 percent over the $69.8 million as adjusted to eliminate the 2004 restructuring and other items.

•	Fully diluted E.P.S. from continuing operations is targeted between $2.10 and $2.17 for the full year 2005 which includes a $0.35 per share benefit from a favorable tax ruling recorded in Q1.

•	Capital spending for 2005 is targeted in the range of $25 million to $30 million, down from previous guidance of $35 million.

•	Depreciation and amortization for 2005 is targeted at $40 million, down from previous guidance between $40 million and $45 million.

Comparison Of GAAP To Non-GAAP Financial Measures

     The impact of restructuring and other items on operating income for 2004, as described above, is provided solely to assist an investor’s understanding of these items on the comparability of the Company’s operations. This information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

Webcast and Replay Information

     A live webcast of Imation Corp’s second quarter teleconference will be available on the Internet on a listen-only basis at ir.imation.com or www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 p.m. Central Daylight Time on July 20, 2005, until 5:00 p.m. Central Daylight Time on July 25, 2005, by dialing 866-219-1444 (access code 727609). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.

About Imation Corp

     Imation Corp is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. Additional information about Imation is available on the Company’s website at www.imation.com, or by calling 1-888-466-3456.

Risk and Uncertainties

     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The Company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the Company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, availability and price of key raw materials or critical components, including polycarbonate resins, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth, from time to time, in the Company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenues	$301.5	$272.3	$616.5	$598.6
Cost of goods sold	226.3	205.2	459.0	441.4

Gross profit	75.2	67.1	157.5	157.2
Operating income:
Selling, general and administrative	38.0	41.5	76.4	85.6
Research and development	13.4	14.5	26.0	29.6
Restructuring and other	—	3.1	—	3.1

Total	51.4	59.1	102.4	118.3
Operating income	23.8	8.0	55.1	38.9
Other (income) and expense:
Interest income	(2.3)	(1.0)	(4.4)	(2.1)
Interest expense	0.2	0.2	0.3	0.3
Other, net	1.1	1.1	4.8	2.1

Total	(1.0)	0.3	0.7	0.3
Income from continuing operations before taxes	24.8	7.7	54.4	38.6
Income tax provision	9.0	1.8	7.8	12.6

Income from continuing operations	15.8	5.9	46.6	26.0
Discontinued Operations:
Income from operations of discontinued business, net of income taxes	0.9	0.9	1.5	2.2
Gain on disposal of discontinued business, net of income taxes	4.6	—	4.6	—

Income from discontinued operations net of taxes	5.5	0.9	6.1	2.2
Net income	$21.3	$6.8	$52.7	$28.2

Basic earnings per common share:
Continuing operations	$0.47	$0.17	$1.38	$0.73
Discontinued operations	$0.16	$0.03	$0.18	$0.07
Net income	$0.63	$0.20	$1.56	$0.80
Diluted earnings per common share:
Continuing operations	$0.46	$0.16	$1.36	$0.72
Discontinued operations	$0.16	$0.02	$0.18	$0.06
Net income	$0.62	$0.19	$1.54	$0.78
Weighted average basic shares outstanding	33.7	35.5	33.7	35.5
Weighted average diluted shares outstanding	34.3	36.4	34.3	36.3

IMATION CORP.
CONSOLIDATED BALANCE SHEET STATEMENT
(In millions)
(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and equivalents	$410.5	$397.1
Accounts receivable — net	172.6	181.0
Inventories	165.4	131.3
Other current assets	82.5	76.6

Total current assets	831.0	786.0
Property, plant and equipment — net	205.2	214.4
Other assets	76.8	110.2

Total assets	$1,113.0	$1,110.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$139.5	$128.2
Accrued payroll	19.3	11.7
Other current liabilities	88.7	135.3

Total current liabilities	247.5	275.2
Other liabilities	44.9	48.6
Shareholders’ equity	820.6	786.8

Total liabilities and shareholders’ equity	$1,113.0	$1,110.6

Certain of the Company’s funds are in active cash management and are thus classified in other current assets or other assets depending on the remaining maturity. Total cash and equivalents plus these investments are:

	June 30,	December 31,
	2005	2004
Cash and equivalents	$410.5	$397.1
Cash investments	35.6	42.5

Total cash and other cash investments	$446.1	$439.6

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)

Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Gross Profit	$75.2	$67.1	$157.5	$157.2
Gross Margin %	25.0%	24.6%	25.6%	26.5%
Operating Income	$23.8	$8.0	$55.1	$38.9
Operating Income %	7.9%	2.9%	8.9%	6.5%
Capital Spending	$6.0	$6.0	$9.5	$20.3
Depreciation	$8.5	$10.3	$16.7	$20.6
Amortization	$1.4	$2.4	$3.2	$4.6
Tax Rate	36%	23%	14%	33%

Asset Utilization Information *

	June 30,	December 31,
	2005	2004
Days Sales Outstanding (DSO)	46	45
Days of Inventory Supply	68	53
Debt to Total Capital	0.0%	0.0%

Other Information

Approximate employee count as of June 30, 2005:	2,300
Book value per share as of June 30, 2005:	$24.28
Shares used to calculate book value per share (millions):	33.8
In the second quarter of 2005, Imation repurchased 25,200 shares of its stock for $0.9 million. Authorization for repurchase additional 3.3 million shares remains outstanding.

Revenues by Area ($ Millions)

	Quarter ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
United States	$111.4	$105.1	$219.2	$227.0
% of total	37%	39%	36%	38%
International	$190.1	$167.2	$397.3	$371.6
% of total	63%	61%	64%	62%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventrory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.